                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        ARMOR ALL PRODUCTS CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

[LOGO OF ARMOR ALL]

                         ARMOR ALL PRODUCTS CORPORATION
                                   6 LIBERTY
                             ALISO VIEJO, CA 92656

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 31, 1995

  The Annual Meeting of Stockholders of Armor All Products Corporation, a Delaware corporation (hereinafter called "Armor All" or the "Corporation"), will be held at 10:00 A.M. on Monday, July 31, 1995 in the Lobby Level Conference Room at 44 Montgomery Street, San Francisco, California 94104, to consider and take action upon the election of seven directors, and such other business as may properly come before the meeting or any adjournment thereof.

  Holders of record of the Corporation's Common Stock at the close of business on June 1, 1995 are entitled to receive notice of and to vote at the meeting.

  To assure that your shares will be represented at the meeting, please complete, sign, date and return the enclosed proxy promptly in the envelope provided. You may revoke your proxy at any time before it is voted.

                                          By Order of the Board of Directors

                                          /s/ NANCY A. MILLER

                                          Nancy A. Miller
                                          Vice President and Secretary

June 21, 1995

                         ARMOR ALL PRODUCTS CORPORATION
                                   6 LIBERTY
                             ALISO VIEJO, CA 92656

                                PROXY STATEMENT

  This Proxy Statement is being mailed on or about June 21, 1995 to stockholders of Armor All Products Corporation ("Armor All" or the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on July 31, 1995, and at any adjournment thereof, pursuant to the accompanying Notice of Meeting. Shares represented by a properly executed proxy received by the Corporation in time to permit its use at the meeting will be voted as indicated on the proxy. Stockholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by notice in writing delivered to the Secretary of the Corporation; by submitting a subsequently dated proxy; or by attending the meeting, withdrawing the proxy, and voting in person.

  It is proposed that at the meeting action will be taken upon the election of seven directors to hold office for the ensuing year. The Board of Directors knows of no other business to come before the meeting. If any other business should properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

  The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, officers and regular employees of the Corporation may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable expenses in so doing.

  At the close of business on June 1, 1995, there were outstanding and entitled to vote at the meeting 21,274,635 shares of Common Stock. Each share of stock outstanding on such date entitles the stockholder of record to one vote on all matters submitted at the meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. If a quorum is present, a plurality of the votes cast at the meeting is required for the election of directors. Any other matter submitted to stockholders for approval would require the affirmative vote of a majority of the aggregate number of shares present at the meeting and entitled to vote on the matter. Thus, an abstention has the same practical effect as a negative vote, but a broker non-vote has no effect.

  Participants in the Corporation's Profit-Sharing Investment Plan are entitled to instruct the Plan trustee, on a confidential basis, how to vote all shares of Armor All Common Stock allocated to their accounts under the Plan and will receive a separate voting instruction card for that purpose. All shares as to which the trustee receives no voting instructions from participants will be voted by the trustee in the same proportion as shares as to which instructions are received.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as of June 1, 1995, with respect to the only persons known by the Corporation to be the beneficial owners of more than five percent of its outstanding Common Stock, which is the Corporation's only class of voting securities.

                                                         AMOUNT AND
                                                          NATURE
      NAME AND ADDRESS                                 OF BENEFICIAL   PERCENT
      OF BENEFICIAL OWNER                                OWNERSHIP     OF CLASS
      -------------------                             ---------------- --------
      McKesson Corporation........................... 11,624,900(1)      54.6
        One Post Street                               Sole voting and
        San Francisco, CA 94104                       investment power
      Ariel Capital Management, Inc.................. 2,093,379(2)        9.8
        307 North Michigan Ave.
        Chicago, IL 60601
      RCM Capital Management......................... 1,625,700(3)        7.6
        Four Embarcadero Center
        Suite 3000
        San Francisco, CA 94111

- --------
(1) In November 1994, Eli Lilly and Company acquired what was formerly the Corporation's majority stockholder, McKesson Corporation, a Delaware corporation, and renamed it PCS Holding Corporation. Immediately prior to consummation of this transaction, the former McKesson Corporation distributed to its stockholders all of the common stock of a newly created Delaware corporation, SP Ventures, Inc., since renamed McKesson Corporation. This new company holds all of the former McKesson Corporation's assets, businesses and stock interests, including its majority interest in the Corporation, other than the pharmaceutical benefits management business, which has been retained by PCS Holding Corporation. In connection with the spin-off, the new McKesson Corporation has become a co-obligor on the former McKesson Corporation's 4 1/2% Exchangeable Subordinated Debentures due 2004 (the "Debentures"), and has assumed responsibility for satisfying PCS Holding Corporation's obligations thereunder, including its obligation to deliver shares of the Corporation's Common Stock or cash in lieu thereof upon an exchange of Debentures.
(2) This information is based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission, reporting that as of December 31, 1994, Ariel Capital Management, Inc., a registered investment adviser, had sole voting power as to 1,451,729 shares, shared voting power as to 129,900 shares, and sole dispositive power as to 2,093,379 shares.
(3) This information is based upon information received from RCM Capital Management ("RCM"), on its own behalf and that of its general partner, RCM Limited L.P., and RCM Limited L.P.'s general partner, RCM General Corporation, that as of March 31, 1995, RCM, a registered investment adviser, had sole voting power as to 1,341,700 shares, no voting power as to 284,000 shares, shared dispositive power as to 22,000 shares, and sole dispositive power as to 1,603,700 shares.

  McKesson Corporation ("McKesson") intends to vote its shares in favor of the nominees for election to the Board of Directors listed herein. Since the holders of Common Stock do not have cumulative voting rights and since McKesson's shares represent more than 50% of the outstanding shares of Common Stock entitled to be voted at the meeting, McKesson will be able to elect the entire Board of Directors.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table indicates as to each director and each of the executive officers named in the Summary Compensation Table who were employed by the Corporation on March 31, 1995 and as to all directors and officers as a group, the number of shares and percentage of the Corporation's Common Stock beneficially owned as of June 1, 1995:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
      NAME                                                      OWNERSHIP(1)
      ----                                                    -----------------
      William A. Armstrong...................................          -0-
      Jon S. Cartwright......................................        6,000(2)
      Kenneth M. Evans.......................................      110,961(2)(3)
      David L. Mahoney.......................................          -0-
      David E. McDowell......................................          -0-
      Karen Gordon Mills.....................................        5,000(2)
      Alan Seelenfreund......................................          -0-
      Michael A. Caron.......................................       44,250(2)(3)
      Steven L. Kliff........................................       20,505(2)(3)
      All Directors and Officers as a Group (17) persons.....      365,556(2)(3)

- --------
(1) Unless otherwise indicated, the nature of beneficial ownership for all shares is sole voting and investment power (or with voting and investment power shared with a spouse). The shares represent less than 1% of the outstanding shares for every person, and 1.7% for all directors and officers as a group.

(2) Includes shares that may be acquired within 60 days after June 1, 1995 through the exercise of stock options granted under the Corporation's 1986 Stock Option Plan, as follows: Mr. Evans, 71,250; Mr. Caron, 28,501; Mr. Kliff, 11,376; Mr. Cartwright, 5,000; Ms. Mills, 5,000; and all directors and officers as a group, 247,403.

(3) Includes shares held under the Corporation's Profit-Sharing Investment Plan and as to which the participant has sole voting but no investment power, as follows: Mr. Evans, 1,118; Mr. Caron, 2,498; Mr. Kliff, 129; and all directors and officers as a group, 11,081; 36,575 shares subject to possible forfeiture granted to Mr. Evans, 8,600 to Mr. Caron, 9,000 to Mr. Kliff, and 84,975 shares to all directors and officers as a group under the Corporation's 1988 Restricted Stock Plan; 500 shares as to which a member of the group disclaims beneficial ownership; and 500 shares held in a family trust by a member of the group, as to which the holder and his spouse have shared voting and investment power.

                             ELECTION OF DIRECTORS

  It is the intention of the persons named in the enclosed form of proxy, unless authorization to do so is withheld, to vote for the election of the seven nominees named below, to serve as directors until the next annual meeting of stockholders and until their successors shall have been elected and qualified. If any nominee should be unavailable for election, an event which is not presently anticipated, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment, or the number of authorized directors may be reduced.

  Following is information concerning the nominees for election at the meeting. Each nominee has consented to being named in this Proxy Statement and to serve if elected. All nominees are currently serving as directors and were elected by the stockholders at the 1994 Annual Meeting. Ages shown are as of June 1, 1995.

WILLIAM A. ARMSTRONG

  Age 53. Vice President Human Resources and Administration of McKesson since April 1, 1993; Vice President Administration from January 1992 to April 1993; Vice President from July 1991 until January 1992; Executive Assistant to the Office of the Chief Executive from April 1990 until January 1992. Mr. Armstrong has been a director of the Corporation since 1991 and is a member of the Compensation Committee.

JON S. CARTWRIGHT

  Age 58. Professor Emeritus of Management and Organization of the University of Southern California ("USC") School of Business Administration since January 1995; Executive Director of the Center for Telecommunications Management, a nonprofit research and education center affiliated with the USC Graduate School of Business Administration, from January 1990 to January 1995; Associate Professor from January 1990 to June 1992, and Professor of Management and Organization at the USC Graduate School of Business Administration from June 1992 to January 1995. Mr. Cartwright has been a director of the Corporation since 1993 and is Chairman of the Audit Committee and a member of the Compensation Committee.

KENNETH M. EVANS

  Age 53. President and Chief Executive Officer since April 1991. Group Vice-President of the Do-it-Yourself Products Group of L. & F. Products, a subsidiary of Eastman Kodak, from 1989 to April 1991. Mr. Evans has been a director of the Corporation since 1991. He is also a director of the O'Brien Corporation.

DAVID L. MAHONEY

  Age 40. Vice President of McKesson since 1990, and President of McKesson's Healthcare Delivery Systems, Inc. subsidiary since September 1994; Vice President Strategic Planning of McKesson from July 1990 to September 1994; formerly a Principal (from 1987 to 1990) of McKinsey & Company, an international management consulting firm. Mr. Mahoney has been a director of the Corporation since 1992.

DAVID E. MCDOWELL

  Age 52. Chairman of the Board since April 1992. President and Chief Operating Officer of McKesson since January 1992. Vice President and General Manager, Quality and Chief Information Officer of International Business Machines Corporation ("IBM") from November 1990 until January 1992; President of IBM's National Service Division from July 1987 until November 1990. Mr. McDowell has been a director of the Corporation since 1992 and is Chairman of the Compensation Committee and a member of the Audit Committee. He is also a director of McKesson.

KAREN GORDON MILLS

  Age 41. President of MMP Group, Inc., a management company providing consulting and investment banking services, since 1993; Managing Director and Chief Operating Officer, Industrial Group, E. S. Jacobs & Company, from 1983 to 1993. Director of Triangle Pacific Corp., Arrow Electronics, Inc., Telex Communications, Inc., and The Scotts Company. Ms. Mills has been a director of the Corporation since 1994 and is a member of the Audit Committee.

ALAN SEELENFREUND

  Age 58. Chairman of the Board and Chief Executive Officer of McKesson since November 1989.Mr. Seelenfreund has been a director of the Corporation since 1986. He is also a director of McKesson and Pacific Gas and Electric Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Under the federal securities laws, the Corporation's Directors, its executive officers and any persons holding (as defined in the rules and regulations of the Securities and Exchange Commission) more than ten percent of the Corporation's Common Stock are required to report their initial ownership of the Corporation's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "Commission"), the NASDAQ Stock Market and the Corporation. For fiscal year 1995, these filing requirements were satisfied. In making this disclosure, the Corporation has relied solely on written representations of its Directors and executive officers and its ten percent holders and/or copies of the reports that they have filed with the Commission.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors has designated two standing committees--an Audit Committee and a Compensation Committee. The members of each standing committee are appointed by the Board of Directors and serve a term coexistent with that of the Board that appointed such committee.

  The Audit Committee, composed of three directors, held two meetings during the year ended March 31, 1995. The Audit Committee recommends to the Board the retention or discharge of the Corporation's independent auditors and reviews the scope, extent and procedures of the audit and the fees to be paid therefor. The Committee also reviews the audit results, and approves the audited financial statements and recommends to the Board their inclusion in the annual report to stockholders; consults with the independent auditors, the internal auditors and management on the adequacy of internal accounting controls; and performs such other functions as may be necessary in the efficient discharge of its duties.

  The Compensation Committee, composed of three directors, held four meetings during the year ended March 31, 1995. The Compensation Committee serves as the administrative committee for the Corporation's stock option plan, restricted stock plan, deferred compensation plan, and all other incentive plans; reviews and makes recommendations to the Board with respect to the salary and other terms and conditions of employment of the Chief Executive Officer and approves salaries and other terms and conditions of employment of all other officers and of other employees of the Corporation above specified salary grades, and examines and makes recommendations to the Board regarding the Corporation's overall compensation program for managerial level employees.

  The Board of Directors held six meetings during the year ended March 31, 1995. Attendance at Board and Committee meetings combined averaged approximately 96%. Each director, except for Mr. Seelenfreund, attended more than 75% of the combined total meetings of the Board and Committees of the Board on which the director served at any time during the year.

  The Board of Directors will consider nominees for director recommended by stockholders. Any stockholder who wishes to recommend a nominee should submit the recommendation in writing to the Vice President and Secretary of the Corporation, c/o McKesson Corporation, One Post Street, San Francisco, CA 94104.

                           COMPENSATION OF DIRECTORS

  During the fiscal year ended March 31, 1995, each director who was not an employee of the Corporation or of McKesson received an annual retainer of $12,000, payable quarterly; a stipend of $750 for each Board or Committee meeting attended; and reimbursement for all expenses incurred in attending such meetings. Directors who are employees of the Corporation or of McKesson receive no additional compensation for their services as members of the Board or any Board committee. In addition, the nonemployee directors also receive nonqualified stock options under the provisions of the 1986 Stock Option Plan, which provide that each nonemployee director, on the date of the Annual Meeting of Stockholders at which he or she is first elected to the Board, is to receive an option to purchase 5,000 shares of Common Stock, which is immediately exercisable in full but expires in five equal annual installments. On the date of each subsequent annual meeting, each continuing nonemployee director automatically receives an option to purchase an additional 1,000 shares, which is immediately exercisable in full. Subject to the above-mentioned expiration provisions, the term of each option is five years.

  Under the Corporation's Deferred Compensation Administration Plan (the "DCAP"), any director entitled to compensation for services as a director may make an irrevocable election to defer receipt of all or a portion of his or her annual retainer and meeting fees, (but not less than $5,000), until such person ceases to be a director or attains age 65, whichever is later, or at such other time as is specified by the director, after which payments are made in any number of approximately equal annual installments over such period of years, not exceeding fifteen, as is elected by the director. In the event of a change in control of the Corporation (as defined in the DCAP) deferred funds shall be distributed immediately upon the effective date of the change. One director currently participates in the DCAP.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  David E. McDowell, Chairman of the Compensation Committee, is President and Chief Operating Officer and a Director of McKesson, and William A. Armstrong, a member of the Committee, is Vice President Human Resources and Administration of McKesson. The third member of the Committee, Jon S. Cartwright, is an outside director. (See the discussion of Certain Relationships and Related Transactions on page 16.)

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Corporation's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is composed of three directors. Two are officers of McKesson and one is an independent outside director. The Committee is responsible for administering the Corporation's stock option and restricted stock plans, reviewing and making recommendations to the full Board with respect to the salary, incentive compensation and other terms and conditions of employment of the Chief Executive Officer and approving salaries, incentive compensation and other terms and conditions of employment of the other executive officers named in the Summary Compensation Table (the "executive officers") and other officers and key employees of the Corporation in and above specified salary grade levels.

  The following report was prepared by the members of the Committee (whose names appear at the end of the report) to provide the Corporation's stockholders with an explanation of Armor All's compensation policies, and the criteria used in designing compensation programs and setting compensation levels for the executive officers, and specifically, the compensation of the Chief Executive Officer during fiscal year 1995.

  In its deliberations concerning compensation of executive officers, the Committee considers the following factors: (1) the Corporation's performance in comparison with previously set objectives and against prior year's achievement,
(2) the individual performance of each executive officer, (3) a number of comparative compensation surveys, which are supplied by professional compensation consultants approved by the Committee and retained by the Corporation for this purpose, and other material concerning compensation levels and stock grants at similar companies, such as compensation information disclosed in the proxy statements of other companies, (4) the overall competitive environment for executives and the level of compensation needed to attract and retain executive talent, and (5) the recommendations of professional compensation consultants. Companies used in comparative analyses for executive compensation purposes are selected with the assistance of these professional compensation consultants. Such companies represent a broad cross-section of consumer product companies and are selected based on a variety of factors including similarity in financial attributes, size and complexity to the Corporation. The companies used in comparative analyses for executive compensation purposes include some of the companies in the Peer Group Index used in the Performance Graph, as well as other companies. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation because it believes that the Corporation's competitors for executive talent are more varied than the companies included in the Peer Group Index chosen for comparing stockholder return in the Performance Graph.

  The Corporation's compensation program is designed to enhance stockholder value by linking a large part of the executives' compensation directly to performance. The objective is to provide base salary for executives at approximately the 60th percentile for executives at similar companies, while providing an opportunity to achieve total compensation (including base salary, annual bonus and long-term incentives) at the 75th percentile or above for exceptional performance.

                           COMPONENTS OF COMPENSATION

  The Corporation's compensation package consists of base salary, a short-term incentive plan, and long-term incentives (stock and cash). Base pay is reviewed annually. Actual base salary is based on individual performance, competitive pay practices and level of responsibility. Competitive pay practices are determined through job evaluation and market comparisons. The fiscal year 1995 salaries of executive officers were determined primarily on the basis of each executive officer's performance and responsibility, the Corporation's performance, and competitive salary level market data. Increases in fiscal year 1995 salaries reflected the Committee's determination that compensation levels should be increased to remain competitive, given each executive officer's performance, the Corporation's performance in fiscal year 1995 and the competitive environment for executive talent.

  The Short-Term Incentive Plan ("STIP") rewards participants for reaching profit targets related to required rates of return. For fiscal year 1995, the measures included goals for pre-tax income at specified levels of investment. Individual executives' target values vary by level of responsibility, are set as a percentage of base salary and are competitive with those paid to executive officers at companies in the comparison group. The annual incentive award an executive officer is eligible to receive can range from zero to three times the incentive award percentage assigned to his or her position. Actual awards to the executive officers for fiscal year 1995 depended on the degree to which the Corporation achieved its target income objectives and the extent to which the executive officer was judged to have contributed to the overall results.

  The Corporation has three executive compensation plans to help achieve long-term performance objectives. The three plans are the Stock Option Plan, the Restricted Stock Plan and the Long-Term Incentive

Plan ("LTIP"). One-third of competitive long-term incentive value is intended to be provided by stock options, one-third by restricted stock and one-third by the cash LTIP. The LTIP provides cash awards based solely on the Corporation's results over three-year periods. Goals for this plan are set annually for the successive three-year period. These goals are designed to focus an executive officer's attention on long-term growth balanced with return to stockholders. The measures of financial performance currently in use are profit before tax in excess of a specified percentage return on assets employed. The LTIP awards to the executive officers for the three-year period ended March 31, 1995 reflected the Corporation's achievement of 113% of the LTIP targets. Although the Corporation plans to discontinue the LTIP, it was amended by the Board of Directors on December 1, 1994 to provide for a one-time incentive period beginning April 1, 1993 and ending on March 31, 1996 and providing that 50% of the target award shall be paid in cash and that 50% shall be an award of restricted stock.

  The Corporation's 1986 Stock Option Plan is designed to strengthen the link between the interests of shareholders and management. Stock options are generally granted annually and provide executives a ten-year period, subject to specified vesting requirements, to purchase shares of Common Stock at the full market price of the stock on the day the option is granted. Annual grants are generally equal to the target percent of pay described above modified by performance. In addition, the Committee considers the size of prior grants, but does not take into account the number of options currently held by an executive officer in determining annual award levels. The number of options needed to provide the target percent of pay is determined by use of a modified Black-Scholes model for valuing stock options.

  The Corporation's 1988 Restricted Stock Plan was established to provide strong incentive for highly qualified executives to remain with the Corporation as well as to strengthen their link to shareholders through increased stock ownership. Grants of restricted stock are considered annually. The current general practice is for restrictions to lapse only if performance goals are met during a four-year period. The measure used to determine if restrictions will lapse on the performance-based shares awarded in fiscal year 1995 will be the compounded increase in profit before tax over a four-year period.

  The Corporation has not yet adopted a policy regarding the recently enacted $1 million annual limitation on the federal income tax deductibility of compensation paid to any executive officer. However, it has been determined that the new limitations did not impact the Corporation in fiscal year 1995. At the present time, there are no executive officers whose compensation meets or exceeds the $1 million annual limit nor is it expected that an executive officer will reach this limit in fiscal year 1996. The Committee's present intention is to comply with the requirements of Section 162(m) unless the Committee concludes that required changes would not be in the best interests of the Corporation or its stockholders.

           COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

  During fiscal year 1995, the Committee reviewed the performance of the President and CEO, Kenneth M. Evans, and made recommendations to the Board concerning his base salary and STIP award and approved his stock option and restricted stock awards using the same criteria that were used to determine salaries and incentive compensation levels for the executive officers discussed at the beginning of this report. Mr. Evans' compensation for fiscal year 1995 is shown in the Summary Compensation Table on page 12.

  The Corporation's performance in fiscal year 1995 reflected strong improvement over the prior year and against aggressive performance goals that had been set. The Corporation's international business exceeded performance targets with increased revenues and profits over fiscal year 1994. Domestic business exceeded its goal in revenues, while an aggressive goal of profit before tax was only partially attained. The Corporation's share of the U.S. Automotive Appearance products market increased to 36%, as revenues increased at twice the rate of industry growth. Customer acceptance of four new products exceeded expectations. Three of these products were developed and marketed by the Home Care Division, establishing a platform for future growth in the Home Care industry. During fiscal year 1995, Mr. Evans' salary was determined based on the Corporation's performance and competitive market data on salary levels. The Committee increased his salary from $285,000 to $300,000, effective April 1, 1994. His STIP award represented 36% of his annual compensation and reflected the difficulty in the attainment of the goals set for the Corporation during the year and his success in achieving those goals. He also received an LTIP award for the three-year period ending March 31, 1995 based upon the Corporation's exceeding performance targets during the period. The stock option award for Mr. Evans was based on the Committee's assessment of his overall performance and on the Committee's philosophy that stock ownership by management aligns management's interests more closely with those of the Corporation's shareholders. He also received a restricted stock grant of 5,500 shares in fiscal year 1995. The restrictions on these shares lapse in fiscal year 1999 dependent upon the achievement of stretch goals in compound growth in profit before tax.

  It is the Committee's view that the total compensation package for Mr. Evans was based on an appropriate balance of (1) the Corporation's performance, (2) his own performance, and (3) competitive practice.

                                          The Compensation Committee

                                          David E. McDowell, Chairman
                                          William A. Armstrong
                                          Jon S. Cartwright

                               PERFORMANCE GRAPHS

  Set forth below is a line graph comparing the performance of the Corporation's Common Stock during the period April 1, 1990 through March 31, 1995 with the NASDAQ Stock Market Index, and a peer group composed of the following eighteen consumer products companies: Alberto-Culver Company, Church & Dwight Co., Inc., Eljer Industries, Inc., First Brands Corporation, Kimball International, Inc., Lancaster Colony Corporation, La-Z-Boy Chair Company, National Presto Industries, Inc., NCH Corporation, Oneida Ltd., Pratt & Lambert, Inc., Royal Appliance Mfg. Co., RPM, Inc., The Scotts Company, Stanhome Inc., The Valspar Corporation, WD-40 Company, and Wynn's International, Inc. The Corporation is not included in the peer group. Neutragena Corporation, formerly a member of the peer group, has been removed because it is no longer a publicly-held company. Total Return Indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point. The stock price performance depicted in the performance graphs shown below is not necessarily indicative of future price performance.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
          AMONG ARMOR ALL PRODUCTS, NASDAQ COMPOSITE AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           ARMOR ALL      NASDAQ
(Fiscal Year Covered)        PRODUCTS       COMPOSITE     Peer Group
- ---------------------        ----------     ---------     ----------
Measurement Pt- 03/31/90     $100.00        $100.00       $100.00
FYE  03/31/91                $ 77.72        $114.21       $121.34
FYE  03/31/92                $ 86.58        $145.58       $143.69
FYE  03/31/93                $141.39        $167.28       $149.49
FYE  03/31/94                $148.49        $180.59       $153.20
FYE  03/31/95                $157.11        $185.32       $152.72

* Assumes $100 invested in Armor All Common Stock and in each index on March 31, 1990 and that all dividends are reinvested.

  The Corporation has been under the direction of its current President and CEO since April 15, 1991, and as the graph below demonstrates, the Corporation's Common Stock has outperformed the broad NASDAQ Stock Market Index and its peer group since April 1, 1992.



               COMPARISON OF FOUR-YEAR CUMULATIVE TOTAL RETURN*
          AMONG ARMOR ALL PRODUCTS, NASDAQ COMPOSITE AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           ARMOR ALL      NASDAQ
(Fiscal Year Covered)        PRODUCTS       COMPOSITE     Peer Group
- ---------------------        ----------     ---------     ----------
Measurement Pt- 03/31/91     $100.00        $100.00       $100.00
FYE  03/31/92                $111.40        $127.47       $118.42
FYE  03/31/93                $181.92        $146.47       $123.20
FYE  03/31/94                $191.06        $158.13       $126.26
FYE  03/31/95                $202.15        $162.27       $125.86

* Assumes $100 invested in Armor All Common Stock and in each index on March 31, 1991 and that all dividends are reinvested.

                           SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation for services in all capacities for the three fiscal years ended March 31, 1993, 1994 and 1995 of those persons who were at March 31, 1995 the Chief Executive Officer, the only other two individuals who served as executive officers of the Corporation as of March 31, 1995, and an executive officer whose employment terminated prior to March 31, 1995.

                                                                      LONG-TERM COMPENSATION
                                                                   ----------------------------
                                      ANNUAL COMPENSATION                AWARDS        PAYOUTS
                               ----------------------------------- ------------------- --------
                                                                   RESTRICTED
                                                      OTHER ANNUAL   STOCK               LTIP    ALL OTHER
   NAME AND PRINCIPAL                                 COMPENSATION   AWARDS   OPTIONS/ PAYOUTS  COMPENSATION
      POSITION(1)         YEAR SALARY ($)   BONUS ($)    ($)(2)      ($)(3)   SARS (#)   ($)       ($)(4)
   ------------------     ---- ----------   --------- ------------ ---------- -------- -------- ------------
Kenneth M. Evans,         1995  $300,000    $170,000      --        $118,250   20,000  $ 91,530   $ 42,374
President and             1994   285,000     290,000      --         347,900   15,000   112,500     32,508
CEO                       1993   269,167     330,000      --         175,000   30,000         0     28,858

Michael A. Caron,         1995   169,000      47,000      --          43,000    7,000    44,800     29,467
Senior Vice               1994   163,600      54,000      --          43,050    3,000    56,900     21,332
President and             1993   158,600      84,500      --          43,750    8,250    50,200     18,518
President of Armor
All International

Steven L. Kliff,          1995   175,000      47,000      --          43,000    6,500    41,000     21,633
Senior Vice               1994   158,250      70,000      --          61,500    5,000         0      9,368
President
Consumer
Products(5)

Mervyn J.                 1995   185,500(6)      (6)      --               0        0       (6)    352,202(6)
McCulloch,                1994   179,000      72,000      --          61,500    5,000    60,100     23,268
Executive Vice President  1993   170,000     125,000      --          52,500   13,200    52,500     20,223
and Chief Financial
Officer(6)

- --------
(1) Mr. McDowell, who serves as Chairman of the Board of the Corporation, receives no compensation from the Corporation.

(2) The aggregate amount of perquisites and other personal benefits paid to each of the named executive officers for fiscal year 1995 did not exceed the lesser of 10% of such officer's total annual salary and bonus or $50,000, and such amounts are not included in the table.

(3) All shares awarded in fiscal years 1995 and 1993 were performance-based and the restrictions will lapse at the end of fiscal years 1999 and 1997, respectively, if the Corporation meets specified financial goals. Of the restricted shares awarded in fiscal year 1994, 12,500 shares, awarded to Mr. Evans, will be released in annual increments of 25% beginning one year after the date of the award, provided that Mr. Evans is still in the employ of the Corporation on the dates on which the restrictions lapse. The remaining restricted shares awarded in fiscal year 1994 were performance-based and will be released at the end of fiscal year 1998 if the Corporation attains a specified goal of compounded growth in profit before tax for the four-year period fiscal year 1995 through fiscal year 1998. Dividends are paid on the shares at the same rate as paid to all other stockholders. The 1988 Restricted Stock Plan provides that, in the event of a change in control of the Corporation or of McKesson (as defined in the plan), all restrictions on outstanding restricted stock grants shall immediately lapse. As of March 31, 1995, the number of shares of restricted stock outstanding to each named executive officer and the market value of the shares, respectively, were as follows: Mr. Evans, 36,575 and $786,363; Mr. Caron, 8,600 and $184,900; Mr. Kliff, 9,000 and $193,500; and
   Mr. McCulloch, 0 and $0.

(4) For fiscal year 1995, includes the aggregate value of (i) the Corporation's matching stock contributions under the Profit-Sharing Investment Plan ("PSIP"), a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code (the "Code"), allocated to the accounts of the named executive officers, as follows: Mr. Evans, $5,004; Mr. Caron, $4,949; and Mr. Kliff, $2,537; (ii) employer matching cash contributions under the Supplemental PSIP, an unfunded, nonqualified plan established because of limitations on annual contributions to the PSIP contained in the Code, as follows: Mr. Evans, $18,191; Mr. Caron, $4,010; and Mr. McCulloch, $5,481; (iii) stock contributions and a special cash allocation resulting from the PCS transaction made by McKesson Corporation to the named executives' ESOP accounts under the McKesson PSIP, as follows: Mr. Evans, $19,178; Mr. Caron, $19,343; Mr. Kliff, $19,096; and Mr. McCulloch,
    $10,590; and (iv) above-market interest accrued on deferred compensation for Mr. Caron in the amount of $1,165.

(5) Mr. Kliff became an executive officer on August 17, 1993.

(6) Mr. McCulloch's employment with the Corporation terminated on January 31, 1995. In connection therewith, the Corporation and Mr. McCulloch entered into an agreement whereby his salary was continued for a period of three months, and the Corporation agreed to pay him the cash sums of (i) $210,000, payable in installments over a period of one year, a portion of which is subject to offset by income received from any subsequent employer,
    (ii) approximately $118,000 in lieu of awards otherwise payable pursuant to the Corporation's annual and long-term incentive plans for fiscal year 1995, and (iii) $8,131 in accrued vacation pay, which amounts are included in the table. 2,000 shares of restricted stock which vested on February 21, 1995 were distributed to Mr. McCulloch, and he received the right to exercise all of his vested stock options until that date. The agreement also contains standard provisions such as a release of claims, continuing confidentiality obligations, and restrictions on Mr. McCulloch's ability to engage in activities in competition with the Corporation for a specified period of time.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         GRANT DATE
                                      INDIVIDUAL GRANTS                    VALUE
                         -------------------------------------------- ----------------
                                       % OF TOTAL
                                        OPTIONS
                                       GRANTED TO EXERCISE
                                       EMPLOYEES  OR BASE
                         OPTIONS/SARS  IN FISCAL   PRICE   EXPIRATION    GRANT DATE
          NAME           GRANTED(#)(1)    YEAR     ($/SH)     DATE    PRESENT VALUE(2)
          ----           ------------- ---------- -------- ---------- ----------------
Kenneth M. Evans........    20,000       11.25     $21.50   1/26/05       $134,376
Michael A. Caron........     7,000        3.94      21.50   1/26/05         47,032
Steven L. Kliff.........     6,500        3.66      21.50   1/26/05         43,672
Mervyn J. McCulloch.....       -0-         -0-        -0-       -0-            -0-

- --------
(1) During fiscal year 1995, options to purchase an aggregate of 183,800 shares were granted to 77 optionees at option prices ranging from $19.75 to $22.25 with a weighted average option price of $21.40. All options granted to employees are for ten-year terms and are granted at fair market value and exercisable in installments of 25% per year beginning one year after the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Corporation withhold shares otherwise issuable under the option with a fair market value equal to such obligations. The Corporation has not granted any stock appreciation rights.

(2) In accordance with Securities and Exchange Commission rules, a modified Black-Scholes option pricing model was chosen to estimate the grant date present value of 31.25% for the options set forth in this table. The assumptions used in calculating the reported value include: stock volatility, 32.97%; interest rate, 7.78%; annual dividend, $0.64; exercise period, 10 years; reductions of approximately 9.61% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 12.98% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The Corporation does not believe that the Black-Scholes model, or any other model, can accurately determine the value of an option. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Corporation's stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                    VALUE OF UNEXERCISED
                          SHARES               NUMBER OF UNEXERCISED              IN-THE-MONEY OPTIONS AT
                         ACQUIRED           OPTIONS AT FISCAL YEAR-END(#)          FISCAL YEAR-END ($)(1)
                            ON     VALUE    ------------------------------    -------------------------
          NAME           EXERCISE REALIZED  EXERCISABLE      UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
          ----           -------- --------  -----------      -------------    ----------- -------------
Kenneth M. Evans........   5,000  $46,875      58,750            61,250         $491,875     $232,500
Michael A. Caron........   8,500   80,813      28,501            15,249          199,276       39,481
Steven L. Kliff.........     -0-      -0-      11,376            17,374           72,879       42,934
Mervyn J. McCulloch.....  17,600  141,806        -0-               -0-              -0-          -0-

- --------
(1) Options are "in-the-money" if on March 31, 1995 the market price of the Common Stock ($21.50) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock covered by the options on March 31, 1995 and the aggregate exercise price of such options.

            LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR

                                                        ESTIMATED FUTURE PAYOUTS
                                                                 UNDER
                                                         NON-STOCK PRICE BASED
                                                                PLANS(1)
                                                        ------------------------
                                 PERFORMANCE OR OTHER
                                PERIOD UNTIL MATURATION THRESHOLD TARGET MAXIMUM
                NAME                   OR PAYOUT           ($)     ($)     ($)
                ----            ----------------------- --------- ------ -------
      Kenneth M. Evans........          3 years          52,500   75,000 112,500
      Michael A. Caron........          3 years          23,660   33,800  50,700
      Steven L. Kliff.........          3 years          24,500   35,000  52,500

- --------
(1) The table above represents potential payouts of awards, if earned, upon completion of the three-year incentive period ending March 31, 1996. These awards are tied to profit before tax plus amortization expense in excess of a specified percentage return on assets employed. Target amounts will be earned if the goal for return on assets employed is achieved; threshold amounts are earned at 80% of target, and maximum amounts at 121% of target. If earned, 50% of the target awards at the time of distribution will be paid in cash and 50% shall be in the form of an award of restricted stock. Restrictions on the awards shall lapse at the rate of one-third of the shares on each of the first three anniversaries of the date of the awards.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Corporation does not have employment agreements with its executive officers. However, as ofApril 1, 1994 it entered into termination agreements with Messrs. Evans, Kliff and McCulloch providing for payment of severance benefits upon their termination of employment following a "change in control" of the Corporation (defined in the agreements as the occurrence of certain specified events). Mr. McCulloch's agreement was cancelled when his employment terminated on January 31, 1995. The other two agreements, which will remain in effect until terminated by the Compensation Committee (or by the Board of Directors, in the case of Mr. Evans' agreement), provide for the payment of benefits upon a change in control of the Corporation or of McKesson and actual or constructive termination of employment within two years of such change. In the event of termination of employment under the agreements, the Corporation shall pay to the executive as severance pay in a cash lump sum an amount equal to 2.99 times his "severance pay base", subject to adjustment as described below. "Severance pay base" means the executive's "base amount" determined under Section 280G of the Internal Revenue Code. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Internal Revenue Code. Accrual of service for Mr. Evans would continue under the McKesson Executive Benefit Retirement Plan and he would continue to participate in the McKesson Executive Medical Plan and Executive Survivor Benefits Plan for a minimum of twelve months, plus one month for each year of service with a maximum benefit of twenty-four months.

                                RETIREMENT PLAN

  Employees of the Corporation participate in the McKesson Corporation Retirement Plan (the "McKesson Plan"). The costs of participation in the McKesson Plan are paid by the Corporation.

  The table below illustrates, as of March 31, 1995, the estimated annual benefits payable upon retirement at age 65 under the McKesson Plan in the specified compensation and years-of-service classifications. The benefits are computed as single life annuity amounts.

  FIVE YEAR                                             YEARS OF SERVICE
  AVERAGE                                        -------------------------------
COMPENSATION                                       15      20      25      30
- ------------                                     ------- ------- ------- -------
 $150,000....................................... $29,556 $39,408 $49,260 $59,112
  200,000.......................................  29,556  39,408  49,260  59,112
  300,000.......................................  29,556  39,408  49,260  59,112
  400,000.......................................  29,556  39,408  49,260  59,112
  500,000.......................................  29,556  39,408  49,260  59,112
  600,000.......................................  29,556  39,408  49,260  59,112
  700,000.......................................  29,556  39,408  49,260  59,112

  Annual benefits are generally equal to a percentage of final average pay (averaged over the highest consecutive five-year period out of the last 15 years of service preceding retirement) up to Covered Compensation (the average of the Social Security wage bases over the 35 year period ending with the year the participant attains or will attain Social Security Retirement Age) plus a percentage of final average pay exceeding Covered Compensation, the total of which is multiplied by years of creditable service up to a maximum of 30 years. Compensation covered under the McKesson Plan is defined as base pay plus overtime and/or annual bonus as disclosed in the Summary Compensation Table for the named executive officers and as limited by Internal Revenue Code Section 401(a)(17).

  As of March 31, 1995, the following individuals had the number of years of creditable service indicated: Mr. Evans, 4 years; Mr. Caron, 10 years; and Mr. Kliff, 4 years.

  Mr. Evans also participates in the McKesson Corporation 1984 Executive Benefit Retirement Plan (the "EBRP"). The benefit under the EBRP is a percentage of final average pay based on years of service or is determined by the Board of Directors. The maximum benefit is 60% of final average pay. The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the McKesson Plan. Based on retirement at age 65, the annual combined benefit payable to Mr. Evans under the McKesson Plan and the EBRP would be approximately $337,260.

                       INDEBTEDNESS OF EXECUTIVE OFFICER

  During fiscal year 1995 the Corporation extended to Mr. Kliff a loan in the principal amount of $300,000, due six years after the date of the loan, with annual interest payments at the rate of 4% per annum, and one interim principal payment of $150,000 due three years after the date of the loan. The loan to Mr. Kliff was to finance home repair and improvements, and the loan is secured by a deed of trust on that property. Mr. Kliff's maximum aggregate indebtedness during fiscal year 1995 was $520,000, under a prior promissory note which was repaid in fiscal year 1995. The amount outstanding at March 31, 1995 under the current promissory note was $300,000, and the amount outstanding at May 15, 1995 was $196,000. No other director or executive officer was indebted to the Corporation in an amount in excess of $60,000 during fiscal year 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On July 1, 1986, the Corporation entered into a Services Agreement, (the "Agreement") with McKesson, of which Messrs. McDowell and Seelenfreund are officers and directors, and Messrs. Armstrong and Mahoney are officers. Pursuant to the Agreement, McKesson has agreed to provide certain corporate staff services to the Corporation. For the fiscal year ended March 31, 1995, the amount charged the Corporation by McKesson for such services was $543,000, exclusive of insurance and outside professional services that are billed separately. This charge is modified annually to reflect changes in McKesson's costs of providing these services. Such services include treasury and financial, legal, corporate secretary, investor relations, tax, internal audit, planning and corporate development, accounting advice, and employee benefit, personnel and payroll services. The Corporation can request, and McKesson may provide, data processing, computer programming and other services to supplement the capabilities of the Corporation. McKesson has agreed to make available to the Corporation certain employee benefit plans and also has agreed to allow Corporation employees to continue to participate in McKesson's retirement plan and employee stock ownership plans. The Corporation has agreed to contribute annually to the plans the amount necessary to fund employee participation. The Corporation is also insured under McKesson's property and casualty insurance program for limits of liability and deductibles deemed appropriate for the Corporation's risk exposures and size. Premiums are based on the Corporation's risk exposure and historical loss experience.

  The Agreement is automatically renewed for successive one-year terms unless terminated and is reviewed annually by the Corporation's Chief Financial Officer with the independent nonemployee directors. The Agreement will be terminated if McKesson should own less than a majority of the outstanding voting stock of the Corporation, or upon 120 days' prior written notice by either party, or upon such earlier date as the parties may mutually agree to in writing. The Agreement provides that McKesson's liability with respect to any loss or damages arising in connection with the provision of services to the Corporation is limited to amounts billed for such services.

  Pursuant to the Agreement, the Corporation's U.S. operations participate on a daily basis in a cash management program administered by McKesson. Under this arrangement, the Corporation invests any excess cash under the cash management program, has access to the cash invested and meets cash requirements through borrowing from McKesson. All amounts invested with McKesson are deposited in a separate bank account in the Corporation's name. The Corporation receives interest from McKesson on funds deposited under the program, or pays interest to McKesson on funds borrowed, at a rate equal to the monthly Federal Reserve Composite Rate for 7-day commercial paper less one-tenth of one percent for funds deposited under the program and plus one-half of one percent for funds borrowed from McKesson. The Agreement provides that McKesson will make available that amount of cash necessary to provide the Corporation with sufficient funds to meet its needs as defined in its annual capital and operating budget and that the Corporation will pay McKesson an annual credit facility fee of $25,000. At March 31, 1995, the Corporation had invested $18,182,000 under the cash management program at an interest rate of 6.0%. The maximum amount invested by the Corporation under the cash management program at any month end during the fiscal year ended March 31, 1995 was $49,027,000. In the fiscal year ended March 31, 1995, the Corporation received from McKesson net interest in the amount of $1,656,000 pursuant to this arrangement.

  Under the terms of the Acquisition Agreement dated July 1, 1986 pursuant to which McKesson transferred the business of its Armor All Products Division to the Corporation (the "Acquisition Agreement"), McKesson and the Corporation have agreed that, so long as McKesson owns at least a majority of the outstanding voting stock of the Corporation, McKesson will refer to the Corporation any business opportunities McKesson deems appropriate concerning appearance protection products applicable to the automotive aftermarket. McKesson has complete discretion to determine which products or ideas the Corporation may develop or fund. McKesson has not established objective criteria to utilize in exercising its discretion. Such determinations will be made on a case-by-case basis as such opportunities arise. McKesson has no obligation to refer to the Corporation ideas or products whether or not related to appearance protection products applicable to the automotive aftermarket. McKesson is currently in the business of distributing appearance protection products, and will continue to be entitled to distribute such products and any other products it deems appropriate. The Corporation is entitled to retain and develop any product or idea within the scope of its intended operations which it develops through its own facilities or staff. McKesson is not obligated to fund, or permit the Corporation to fund, development of any product or idea, if McKesson concludes that such development is not in the Corporation's best interests.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed the firm of Deloitte & Touche LLP as independent auditors to audit the accounts of the Corporation for the fiscal year ending March 31, 1996. Deloitte & Touche served as auditors for the Corporation during the fiscal year ended March 31, 1995. Representatives of Deloitte & Touche are expected to be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

                                 ANNUAL REPORT

  A copy of the Annual Report of the Corporation for the year ended March 31, 1995, including financial statements, accompanies this Proxy Statement.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  A stockholder who intends to submit a proposal for inclusion pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 in the proxy statement for the 1996 Annual Meeting, must send the proposal so as to be received by the Corporate Secretary at the principal executive offices of the Corporation, 6 Liberty, Aliso Viejo, CA 92656, no later than February 21, 1996.

                                          By Order of the Board of Directors

                                          /s/ NANCY A. MILLER

                                          Nancy A. Miller
                                          Vice President and Secretary

June 21, 1995

June 21, 1995



Dear Armor All Profit-Sharing Investment Plan Participant:

     As a participant in the Armor All Products Corporation Profit-Sharing Investment Plan ("PSIP"), you are a stockholder in the Corporation. At the Annual Stockholders Meeting to be held on July 31, 1995, you have the right to instruct the Plan Trustee, on a confidential basis, how to vote the shares of Armor All Common Stock allocated to your accounts on matters that come before the stockholders. Your PSIP accounts include the shares held as a result of Company Matching Contributions and Quarterly Contributions.

     The enclosed Proxy Statement describes the proposal to be voted on at this year's Annual Meeting. The Board of Directors of Armor All recommends that you vote FOR the election of directors. PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PSIP VOTING CARD IN THE ENVELOPE PROVIDED. If you sign and return this card without marking any specific voting directions, your shares will be voted in accordance with the Board of Directors' recommendation as indicated above. This card also gives the Trustee authority to vote on your behalf on any other matters which may properly come before the meeting. All shares for which the Trustee receives no voting instructions will be voted in the same proportion as shares for which instructions are received.

     Participants who own shares of Armor All Common Stock by means other than the PSIP will receive a separate proxy for the voting of those shares.

     To ensure that your shares are represented and voted at the meeting according to your wishes, your signed PSIP voting card must be received by the Trustee by July 26, 1995. A copy of the Corporation's 1995 Annual Report will be distributed separately.

     I encourage you to exercise your voting rights as a stockholder of the Corporation.


                                            Sincerely,



                                            Kenneth M. Evans
                                            President and
                                            Chief Executive Officer

- --------------------------------------------------------------------------------
P R O X Y

                         ARMOR ALL PRODUCTS CORPORATION

                            PROXY FOR ANNUAL MEETING
                                 JULY 31, 1995
        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned, whose signature appears on the reverse side, hereby consti-tutes and appoints David E. McDowell, Kenneth M. Evans and Nancy A. Miller, and each of them, with full power of substitution, proxies to vote all stock of Ar-mor All Products Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Lobby Level Conference Room, 44 Montgomery Street, San Francisco, California, on Monday, July 31, 1995 at 10:00 A.M., or at any adjournments thereof, as specified upon the matters indi-cated on the reverse side, and in their discretion upon any other matters that may properly come before said meeting.

         Election of Directors: William A. Armstrong,
         Jon S. Cartwright, Kenneth M. Evans,
         David L. Mahoney, David E. McDowell, Karen
         Gordon Mills and Alan Seelenfreund.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                 SEE REVERSE
                                                                     SIDE
- --------------------------------------------------------------------------------

                          -- FOLD AND DETACH HERE --

- --------------------------------------------------------------------------------

[X]  Please mark your votes as in this example.
                                                                      -------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSAL:
- --------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:
- --------------------------------------------------------------------------------

1. Election of Directors (see reverse)

   FOR  [_]    WITHHELD  [_]

FOR, except vote withheld from the following nominee(s):

- --------------------------------------------------------------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------

________________________________________________________________________________
  SIGNATURE(S)                                                            DATE

- --------------------------------------------------------------------------------

                                 [PASTE-UP ART]


                      [ARMOR ALL ADVERTISING ART/COUPON]

- --------------------------------------------------------------------------------
P R O X Y

                         ARMOR ALL PRODUCTS CORPORATION

                            PROXY FOR ANNUAL MEETING
                                 JULY 31, 1995
        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned, whose signature appears on the reverse side, hereby consti-tutes and appoints David E. McDowell, Kenneth M. Evans and Nancy A. Miller, and each of them, with full power of substitution, proxies to vote all stock of Ar-mor All Products Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Lobby Level Conference Room, 44 Montgomery Street, San Francisco, California, on Monday, July 31, 1995 at 10:00 A.M., or at any adjournments thereof, as specified upon the matters indi-cated on the reverse side, and in their discretion upon any other matters that may properly come before said meeting.

         Election of Directors: William A. Armstrong,
         Jon S. Cartwright, Kenneth M. Evans,
         David L. Mahoney, David E. McDowell, Karen
         Gordon Mills and Alan Seelenfreund.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE
WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXY COMMITTEE CANNOT VOTE
YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                 SEE REVERSE
                                                                     SIDE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
[X] Please mark your votes as in this example.
                                                                      --------


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE FOLLOWING PROPOSAL:
- --------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:
- --------------------------------------------------------------------------------

1. Election of Directors (see reverse)

   FOR  [_]   WITHHELD  [_]

FOR, except vote withheld from the following nominee(s):

- --------------------------------------------------------------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------

________________________________________________________________________________
  SIGNATURE(S)                                                            DATE

- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
                                PSIP VOTING CARD

              DIRECTION TO TRUSTEE, ARMOR ALL PRODUCTS CORPORATION
                         PROFIT-SHARING INVESTMENT PLAN

To: The Chase Manhattan Bank, N.A.

I direct you as Trustee of the Armor All Products Corporation Profit-Sharing Investment Plan to vote (in person or by proxy) as I have indicated on the reverse side hereof, all shares of Armor All Products Corporation Common Stock allocated to my accounts under the plan at the Annual Meeting of Stockholders of Armor All Products Corporation on July 31, 1995. You may vote according to your discretion (or that of your proxy holder) on any other matter which may properly come before the meeting.

     Election of Directors: William A. Armstrong, Jon S.
     Cartwright, Kenneth M. Evans, David L. Mahoney, David
     E. McDowell, Karen Gordon Mills and Alan Seelenfreund.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE
WITH THE BOARD OF DIRECTORS' RECOMMENDATION.
                                                                    SEE REVERSE
                                                                        SIDE
- --------------------------------------------------------------------------------

                                [PASTE-UP ART]


                      [ARMOR ALL ADVERTISING ART/COUPON]

- --------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE



 1. Election of Directors

    FOR  [_]    WITHHOLD  [_]    FOR ALL EXCEPT  [_]

  WILLIAM A. ARMSTRONG          DAVID E. MCDOWELL
  JON S. CARTWRIGHT             KAREN GORDON MILLS
  KENNETH M. EVANS              ALAN SEELENFREUND
  DAVID L. MAHONEY

 If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.

 THIS VOTING CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE PROPOSAL.

 (Signature) X: ________________________________ Date:_______________________
                Please be sure to sign and date this Proxy.

- --------------------------------------------------------------------------------
 DETACH CARD                                                   DETACH CARD